SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant {  }
Filed by a Party other than the Registrant {x}

Check the appropriate box:
{x}  Preliminary Proxy Statement   { }  Confidential, for Use of the
                                        Commission Only (as permitted
{ }  Definitive Proxy Statement         by Rule 14a-6(e) (2))
{ }  Definitive Additional Materials
{ }  Soliciting Material Pursuant to Section 240.14a-11 or Section
     240.14a-12


                                  HEI, Inc.
               (Name of Registrant as Specified In Its Charter)

                             FANT INDUSTRIES INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     {x}  No fee required.

     { }  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
          0-11.

          (1)  Title  of  each  class  of  securities  to  which  transaction applies:
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          (2)  Aggregate number of securities to which transaction applies:
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          (3)  Per  unit price  or  other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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          (4)  Proposed maximum aggregate value of transaction:
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{ }  Fee paid previously with preliminary materials.

{ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.


     (1)  Amount Previously Paid:
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     (4)  Date Filed:
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               PRELIMINARY COPY, MATERIALS DATED MARCH 27, 1998

                               PROXY STATEMENT

                                      of

                             FANT INDUSTRIES INC.

                                ______________

                       SPECIAL MEETING OF SHAREHOLDERS

                                      of

                                  HEI, INC.






         PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD



     This proxy statement (the "Proxy Statement") and the enclosed GREEN proxy card are being furnished to holders of the common stock, par value $0.05 per share (the "Shares"), of HEI, Inc., a Minnesota corporation (the "Company" or "HEI"), by Fant Industries Inc., a Delaware corporation ("Fant Industries") formed by Mr. Anthony J. Fant (together with Fant Industries, the "Fant Group"), in connection with the solicitation of proxies from the Company's shareholders to be used at a special meeting of shareholders of the Company including any adjournments or postponements, continuations or rescheduling thereof (the "Special Meeting"), to take the following actions:
(i) remove all members of the Board of Directors of the Company (the "Board") (and any person or persons elected or designated prior to the Special Meeting to fill any vacancy or newly created directorship) other than Eugene W. Courtney, and elect the directors nominated by the Fant Group (the "Fant Nominees") who are committed to completing the Offer (as defined below) and leading changes designed to create new value for all shareholders (the "Director Replacement Proposals"); and (ii) adopt an amendment to the bylaws of the Company (the "Bylaws") to opt out of Section 302A.671 of the Minnesota Business Corporation Act (the "Control Share Act") so that Shares acquired by Fant Industries in the Offer will have voting rights equal to those of all other outstanding Shares (the "Bylaws Proposal" and, together with the Director Replacement Proposals, the "Proposals"). The principal executive offices of the Company are located at 1495 Steiger Lake Lane, Victoria, Minnesota 55386. This Proxy Statement and the GREEN proxy card are first being furnished to the Company's shareholders on or about April __, 1998.

     YOUR VOTE IS IMPORTANT! A VOTE FOR OUR NOMINEES AND THE PROPOSED BYLAW AMENDMENT IS A VOTE FOR CHANGE. OUR NOMINEES ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES, TO DELIVERING TO YOU (1) IMMEDIATE VALUE BY CONSUMMATING THE OFFER AND (2) LONG TERM VALUE BY SETTING THE COMPANY ON THE CORRECT STRATEGIC PATH FOR GROWTH. WE URGE YOU TO JOIN US IN VOTING FOR OUR NOMINEES AND THE PROPOSED BYLAW AMENDMENT.


     Although the Company has not yet called the Special Meeting or determined the date it will be held, the Fant Group is entitled under the Company's Bylaws and under the Minnesota Business Corporation Act to demand the Special Meeting and is soliciting proxies for use at the Special Meeting whenever it may be held. Alternatively, the Board can call the Special Meeting, which could be held after only 14 days. If the Board fails to call the Special Meeting promptly, the Fant Group will exercise its right to demand the Special Meeting. The record date for determining shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date") has not yet been set by the Company. Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Special Meeting for each Share held by them on the Record Date. The Fant Group beneficially owns 734,900 Shares, which represent approximately 18.1% of the Shares outstanding (based on information publicly disclosed by the Company), and intends to vote such Shares FOR the Proposals.

     THIS SOLICITATION IS BEING MADE BY THE FANT GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

     On March 10, 1998, Fant Industries commenced a cash tender offer at a price of $8.00 per Share (including the associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated the same date (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal") (which, as amended from time to time, together constitute the "Offer") for (i) 467,886 Shares or such greater number of Shares which constitute 11.5% of the total number of Shares outstanding as of the date Shares are accepted for payment in the Offer, and (ii) unless and until validly redeemed by the Board, the common stock purchase rights (the "Rights") associated therewith and issued pursuant to the Rights Agreement, dated as of May 27, 1988, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agreement").

     The purpose of the Offer is to increase the equity interest of the Fant Group in the Company and support its efforts to gain control over the management, operations and assets of the Company. The Fant Group wants to provide the strategic leadership needed to make HEI a dynamic, growing company. The Fant Group has invested approximately $4.3 million to acquire more than 18% of the Company's outstanding common stock and is by far the largest shareholder. As such, its interest in maximizing shareholder value is directly aligned with yours. The Fant Group has absolutely no intention of liquidating the Company's assets, laying off employees, moving operations out of Victoria, Minnesota, or otherwise disrupting operations. Rather, the Fant Group wants to work with, and not against, management to enhance the Company's long-term growth prospects and increase shareholder value through carefully selected acquisitions, long-term investments for expansion, and diversification of its customer base.

     The Offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Tuesday, April 7, 1998, unless extended to a later date and time (the "Expiration Date"). Shares which are tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

     THIS PROXY STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, WHICH YOU SHOULD HAVE ALREADY RECEIVED. IF YOU HAVE NOT ALREADY RECEIVED THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, PLEASE CALL BEACON HILL PARTNERS, INC. AT (800) 843-8500.

                                  PROPOSALS

     The Fant Group is soliciting proxies in support of the following two sets of proposals to be considered and voted upon at the Special Meeting:

DIRECTOR REPLACEMENT PROPOSALS

     1. To remove all of the current members of the Company's Board of Directors and any person or persons elected or designated by the Board to fill any vacancy or newly created directorship, other than Eugene W. Courtney; and

     2. To elect to the Board such number of the following Fant Nominees that when added to Mr. Courtney equals the size of the Board: Anthony
     J. Fant, Edwin W. Finch, III, Steve E. Tondera, Jr. and ________________. The first three of such individuals will be nominated for election to succeed the current Directors (or any Director named to fill any vacancy created by the death, retirement, resignation or removal of any of such four Directors) of the Company, other than Mr. Courtney. The fourth of such individuals will be nominated for election to fill the currently vacant directorship (or to succeed any Director named to fill such vacancy). One or more additional individuals will be nominated for election (a) in the event that the Company purports to increase the number of Directorships pursuant to Section 3.09 of the Bylaws, to each additional Directorship created, and/or (b) in the event any of the four individuals named above or Mr. Courtney is unable for any reason to serve as a Director.

     Additional nominations made pursuant to the preceding clause are without prejudice to the position of the Fant Group that any attempt to increase the size of the Board constitutes an unlawful manipulation of the Company's corporate machinery to disenfranchise the Company's shareholders. The Fant Group plans to distribute to the shareholders of the Company supplemental materials if the Board amends the Bylaws after the date of this Proxy Statement to increase the number of Directors of the Company.

BYLAWS PROPOSAL

     1.   To adopt the following resolution:

          RESOLVED, that the Bylaws of the Company are hereby amended, by adding a new section reading as follows:

          "Control Share Act. The provisions of Section 302A.671 of the Minnesota Business Corporation Act shall not apply to control share acquisitions of shares of this corporation."

     The adoption of BOTH sets of Proposals is necessary to ensure that shareholders who wish to tender their Shares to Fant Industries pursuant to the Offer will have the opportunity to do so. Abstentions and broker non-votes will have the same effect as votes against the Proposals.

     The Fant Group is not aware of any other proposals to be brought before the Special Meeting. However, should other proposals be brought before the Special Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

     A VOTE FOR THE FANT NOMINEES IS A VOTE FOR CHANGE. ALL OF THEM ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES, TO DELIVERING TO YOU (1) IMMEDIATE VALUE BY CONSUMMATING THE OFFER AND (2) LONG TERM VALUE BY SETTING THE COMPANY ON THE CORRECT STRATEGIC PATH FOR GROWTH. WE URGE YOU TO JOIN US IN VOTING FOR THE FANT NOMINEES AND THE PROPOSED BYLAW AMENDMENT.



                               YOUR VOTE IS IMPORTANT

     NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL (OR FAX BOTH SIDES OF) THE ENCLOSED GREEN PROXY CARD TO VOTE FOR THE PROPOSALS.

     ELECTION OF THE FANT NOMINEES AND THE ADOPTION OF THE BYLAWS PROPOSAL WILL BE AN IMPORTANT STEP IN REACHING THE GOAL OF CONSUMMATING THE OFFER AND MAXIMIZING SHAREHOLDER VALUE. HOWEVER, YOU MUST TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. YOUR VOTE FOR THE PROPOSALS DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO VOTE FOR THE PROPOSALS DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

     IMPORTANT NOTE:   If you hold your Shares in  the name of one or  more
brokerage firms, banks or nominees, only they can exercise voting rights with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly sign, date and mail the enclosed GREEN proxy card in the envelope provided or contact the person responsible for your account and give instructions to sign, date and mail the
GREEN proxy  card representing your Shares.   Fant Industries  urges you to
confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Fant Industries in care of Beacon Hill Partners, Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below and on the back cover of this Proxy Statement, so that Fant Industries will be aware of all instructions and can attempt to ensure that such instructions are followed.

     If you have any questions regarding your proxy, or need assistance in voting your Shares, please call:

                                BEACON HILL PARTNERS, INC.
                                     90 BROAD STREET
                                        20TH FLOOR
                                NEW YORK, NEW YORK  10004

                               (212) 843-8500 (CALL COLLECT)
                                            OR
                               CALL TOLL-FREE (800) 253-3814

                                     FAX (212) 843-4384




                    WHY YOU SHOULD VOTE FOR THE PROPOSALS


     YOUR VOTE  IS  IMPORTANT!   A VOTE  FOR OUR  DIRECTOR  NOMINEES AND  THE
PROPOSED BYLAW AMENDMENT IS A VOTE FOR CHANGE. OUR NOMINEES ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES, TO DELIVERING TO YOU (1) IMMEDIATE VALUE BY CONSUMMATING THE OFFER AND (2) LONG TERM VALUE BY SETTING THE COMPANY ON THE CORRECT STRATEGIC PATH FOR GROWTH. WE URGE YOU TO JOIN US IN VOTING FOR OUR NOMINEES AND THE PROPOSED BYLAW AMENDMENT.

     The adoption of BOTH sets of Proposals is necessary to ensure that shareholders who wish to tender their Shares to Fant Industries pursuant to the Offer will have the opportunity to do so.

     -    IMMEDIATE CASH PREMIUM

               The value of the Offer at $8.00 per Share is a 25% PREMIUM over the closing market price of $63/8 on the Nasdaq National Market on March 3, 1998, the last full trading day prior to Fant Industries' public announcement of the Offer and a 78% PREMIUM over the closing price of $41/2 per share on December 1, 1997, which was the day before Mr. Fant began accumulating the Shares. The Offer is subject to certain conditions and will not be consummated until those conditions are satisfied or waived. There are procedures available to the Company's Board of Directors enabling it to facilitate prompt consummation of the Offer. Further information concerning the Offer is contained in the Offer to Purchase and related Letter of Transmittal.

     -    PARTICIPATION IN THE COMPANY'S REVITALIZATION AND FUTURE GROWTH

               The Fant Nominees have many years of experience in identifying, screening and implementing strategic opportunities and enhancing values. They are committed to revitalizing HEI and making it a dynamic, growing company. Upon gaining control of the Board, they will seek to position the Company as an industry leader, increase its visibility, and enhance market liquidity, through initiatives that may include strategic acquisitions and corporate financing activities.

     The Fant Group believes that the election of the Fant Nominees to the Board is in the best interests of the Company's shareholders and is necessary for enhancing the Company's long-term growth prospects and maximizing shareholder value.


DIRECTOR REPLACEMENT PROPOSALS

REMOVAL OF CURRENT DIRECTORS

     The essential first step toward revitalizing HEI is to change control of the Board.

     LACK OF STRATEGIC DIRECTION. The most serious, far-reaching failure of the current Board is that it has not set a strategic direction for employing the Company's assets productively. The Company's 1997 Annual Report indicates that as of November 29, 1997, $13.3 million, or about 70% of its total market capitalization at that time, was held in the form of cash and short-term investments. While the Company's senior managers may be satisfied maintaining substantial assets in what they have referred to as a "rainy day fund," the Fant Group believes that this practice reflects a lack of vision and an inability or unwillingness to identify opportunities for participating in the industry's growth.

     DANGEROUSLY NARROW CUSTOMER  BASE.   For each  of the  past five  fiscal
years, a minimum of 64% of the Company's net sales have come from two or three customers. For fiscal 1997, 82% of the Company's net sales were derived solely from two customers. In the face of such a highly concentrated customer base, the Company has failed to generate repeat business from its largest customers. In fiscal 1996, the Company lost significant business from two of its largest customers accounting for 30% and 27%, respectively, of fiscal 1995 net sales. In fiscal 1997, the Company lost all business from its single largest customer, which had accounted for 55% of fiscal 1997 net sales. In view of the instability of the Company's customer base, the Fant Group questions the wisdom of management's decision to invest in plant expansion in fiscal 1996.

     VOLATILE OPERATING RESULTS. The Company's recent operating results have been volatile and disappointing. The Company's net sales for the first quarter of fiscal 1998 decreased 35% from the same period in fiscal 1997. Yet the Company failed to reduce expenses commensurately, even while acknowledging in the 1997 Annual Report that an "unexpected decline in revenues, without corresponding and timely reductions in expenses, could have a material adverse effect on the Company's business, results of operations, or financial conditions." The result was a decline in the Company's gross profit margin to 13% in the first quarter of fiscal 1998 from 38% for the same period in fiscal 1997.

     EXCESSIVE MANAGEMENT BONUSES. The Board sets and approves management salary and bonuses, including stock compensation, through the Board's Compensation Committee. DURING CALENDAR YEAR 1997, THE COMPANY'S STOCK PRICE FELL FROM A HIGH OF 123/8 ON JANUARY 20, 1997 TO 43/4 ON DECEMBER 31, 1997, A DECREASE IN SHAREHOLDER VALUE OF OVER $30 MILLION, OR 62%. Despite this disappointing 1997 year for the shareholders, the Board found it appropriate to reward the top three managers with options to purchase 67,500 Shares (all other employees as a group received 65,000). During the past three fiscal years, in the face of volatile operating results, the Board has approved steadily increasing cash bonuses to these top three managers, including cash bonuses of over $90,000 in fiscal 1997. Over the past nine years, these top three managers have been granted 442,500 options, while all other employees as a group have received options to purchase 420,500 Shares over the same period.

     IRRATIONAL SYSTEM OF DIRECTOR STOCK COMPENSATION. In the face of poor operating performance and a resulting decline in the market value of the Shares, the current directors have continued to reward themselves through the Company's Stock Option Plan for Non-Employee Directors (the "Plan"). Under the Plan, 10,000 Shares are granted annually to each non-employee director, regardless of the Company's operating results and stock price performance. Options to purchase 160,000 Shares, representing approximately 4% of all currently outstanding Shares, have been awarded to Directors in the last four years. In total, options to purchase 400,000 Shares (including the options previously granted for 160,000 Shares), representing approximately 10% of all currently outstanding Shares, have been reserved under the Plan for compensating directors. The Board amended the Plan on November 19, 1997 to extend the term of options received under the Plan from 5 years to 10 years. This amendment was enacted after the Board received options with an exercise price of $11.325 per Share and reflects the Board's lack of faith that the stock price will exceed $11.325 within the next 5 years. The Fant Group believes that, to create appropriate incentives, stock compensation should bear a close relationship to actual operating results and shareholder value.

     INADEQUATE PERSONAL FINANCIAL COMMITMENT. As set forth in the table below, the current directors and executive officers as a group hold currently issued Shares representing only about 4% of the Company's total Shares outstanding. The Fant Group believes that to have their interests aligned with those of shareholders, the Company's directors and executive officers must have a much greater personal financial stake in its stock performance, through cash equity investments that put their own money at risk.


DIRECTORS AND                                                   PERCENT OF
EXECUTIVE OFFICERS               SHARES DIRECTLY OWNED      OUTSTANDING SHARES

Eugene W. Courtney                    82,740(1)                   2.0%
William R. Franta                      5,211                        *
Robert L. Brueck                       2,000                        *
Frederick M. Zimmerman                   900                        *
Jerald H. Mortenson                   67,197                      1.6%
Dale A. Nordquist                     14,564                        *
All directors and executive
officers as a group                  172,612                      4.2%


--------------------
* Less than one percent.

(1) Includes 46,974 shares held jointly with Mr. Courtney's spouse.



     Additionally, when directors and executive officers have exercised their stock options, they have consistently sold the Shares within a matter of days. The Fant Group regards this practice as a further reflection of their unwillingness to make a personal financial commitment through Share ownership and their low expectations for the Company's future.

     FAILURE TO ATTRACT INSTITUTIONAL INVESTORS. The institutional holdings of the Company's common stock are only about [ ]% in the aggregate. The Fant Group believes that this extremely low level of institutional interest reflects a lack of enthusiasm by professional investors in the Company's future. The Fant Group noted an exodus by institutional investors in the second half of 1997, including FMR Corp. which had owned more than 6% of the Company's stock.

     YOU ARE URGED TO VOTE FOR THE REMOVAL OF THE CURRENT BOARD ON THE ENCLOSED GREEN PROXY CARD.

ELECTION OF FANT NOMINEES

     The Fant Group wants to provide the strategic leadership needed to make HEI a dynamic, growing company. The Fant Group has invested approximately $4.3 million to acquire more than 18% of the Company's outstanding common stock, and is by far the largest shareholder. As such, its interest in maximizing shareholder value is directly aligned with yours. The Fant Group has absolutely no intention of liquidating the Company's assets, laying off employees, moving operations out of Victoria, Minnesota, or otherwise disrupting the Company's operations. Rather, the Fant Group wants to work with, and not against, management to enhance the Company's long-term growth prospects and increase shareholder value through carefully selected acquisitions, long-term investments for expansion, and diversification of the Company's customer base.

     In addition, Mr. Fant personally has asked Mr. Courtney to remain as President of the Company following the election of the Fant Nominees. The Fant Group recognizes Mr. Courtney's value to the Company and would like to see him continue to oversee the day-to-day operations.

     The Fant Nominees obviously do not plan to, nor could they, micro-manage design and manufacture of microelectronic devices or any other high technology products. The Company has plenty of talented, highly skilled people for this purpose as well as for other day-to-day operations. Yet the Company is missing one element that is essential for real growth, and that element is strategic leadership. This is what the Fant Nominees intend to bring to the Company.

     The Fant Nominees are committed, subject to their fiduciary duties, to delivering to you (1) immediate value by consummating the Offer and (2) long term value by setting the Company on the correct strategic path for growth. We urge you to join us in voting FOR our nominees.

     DELIVERY OF IMMEDIATE CASH

     The value of the Fant Industries Offer at $8.00 per Share is a 25% PREMIUM over the recent stock price and a 78% PREMIUM over the price on the day before Mr. Fant began accumulating Shares. Upon their election, the Fant Nominees are expected, subject to their fiduciary duties to the Company's shareholders, to remove any obstacles to the consummation of the Offer that the current members of the Board have failed to remove. In particular, the Fant Nominees are expected to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer), which would have the effect of satisfying the Board Action Condition (as defined herein) to the Offer. The all cash offer is not conditioned upon Fant Industries obtaining financing.

     REFORM OF DIRECTOR STOCK COMPENSATION

     The Fant Nominees are committed to reforming the current stock compensation arrangements immediately. It is vital that the interests of the Company's directors and management correlate with the interests of shareholders. The Fant Group plans to link stock compensation directly to the Company's operating performance and shareholder value.

     CREATION OF LONG-TERM VALUE

     First Steps.   Upon gaining control of the Board, the Fant Nominees will
aggressively screen numerous strategic opportunities with a view toward revitalizing the Company.

     - The Fant Nominees will explore ways to employ the Company's assets more productively. The accumulation of cash by the Company without a strategic plan for its use provides little opportunity for growth. The Fant Group will seek to employ this cash through strategic acquisitions and investments that contribute to the long-term growth of the Company.

     - The Fant Nominees will seek to increase the utilization and operating efficiency of the Company's recently expanded facility in Victoria, Minnesota. The Fant Nominees will challenge management to rethink its sales strategy and, if appropriate, will invest in a substantial and directed sales and marketing program to expand and diversify the Company's customer base.

     - The Fant Group will seek to stabilize the Company's cash flows. In addition to expanding and diversifying the Company's customer base towards this objective, the Fant Group will seek out opportunities that allow the Company to grow in related areas that complement current operations. The Fant Group will also explore opportunities to develop, manufacture and market proprietary products and may seek strategic partners for such endeavors.

     Strategic Vision. The Fant Group believes that the contract electronics manufacturing industry and specifically the microelectronics segment of that industry represents one of the most attractive opportunities for high compound annual growth of any industry. Our goal is to see the Company become a major competitor in this industry--on a global scale--during the next ten to fifteen years.

     Intense competition from around the world dictates that the Company think globally. We must be flexible enough to evolve as markets and technology continue to change. The Fant Group will bring to the Company the vision and determination needed for the future. We believe the true potential of the Company has barely been tapped and that a paradigm shift in leadership is needed to reinvigorate the Company and enable it to reach its true potential. Such a change can occur only with leaders who believe there are unlimited opportunities for those who seek them and who are committed to capitalizing on them as they are identified. The current Board views the Company as being dependant on its existing customers' needs in order to achieve growth and lacks the vision to seek out and create its own opportunities for growth. The Fant Group is the catalyst needed to lead the Company into the twenty-first century.

     The Fant Group  views the Company's Victoria, Minnesota  facility as the anchor of its plan for expansion and aggressive growth. We believe the intensely competitive nature of the Company's business dictates that it become one of the most efficient producers of contract microelectronic components in the world. To that end we will seek to lead the industry in achieving high levels of plant loading at the Victoria facility.

     With the Victoria facility as the anchor and technology hub of the Company, the Fant Group plans to seek opportunities to expand the Company's manufacturing capabilities, through the acquisition or construction of additional facilities that will allow the Company to compete for the long-term business it has consistently missed out on. We have noted a distinct pattern in which the Company is able to attract a new and relatively large customer, complete the design and start-up process for manufacturing a particular product for that customer, and soon thereafter have the customer move long-term production of that product to another manufacturer. The Company is missing out on long-term business from its customers by developing the product manufacturing design process but failing to retain the customer throughout the on-going production of the customer's product. The additional facilities will provide the increased manufacturing capabilities the Company's customers demand. The Company is not merely a research and development source - it is a microelectronics manufacturer. The Company must have the facilities to allow it to not only provide design and prototyping functions, but to enjoy the benefits of long-term high volume production runs for the products it develops.

     The Fant Nominees believe the Company may be missing out on new business for long-term production as a result of concerns many potential customers may have with risking their entire manufacturing capacity in one plant. They may be willing to have their initial prototyping completed in a single facility but the risk of committing their long-term, high volume production to a single facility entails an unacceptable risk for many potential customers.

     More and more, electronics companies are outsourcing the engineering and manufacturing needs of their business. The Company must be positioned to compete for the business created by this trend. Additionally, major electronics manufacturers are expanding at an extraordinary rate as new markets are emerging in Latin America, Asia, Eastern Europe and elsewhere. The Fant Group will seek opportunities, including the acquisition of existing facilities or construction of new facilities in these emerging markets that will allow the Company to compete in the global marketplace. The Fant Group believes that to succeed in such a marketplace, the Company must become the lowest cost manufacturing source to win new customers and retain existing customers while maintaining its standards for quality.

     The Fant Group will seek opportunities to engage in partnerships, joint ventures and similar strategic alliances for the development of new products and processes. Such arrangements may offer important strategic value and represent a path to long-term growth and more consistent performance. We will also seek acquisition opportunities that could result in increased utilization of the Company's existing manufacturing facilities and yield synergistic benefits. We will seek to develop proprietary products to increase the Company's financial stability. These goals require a marketing effort hitherto undreamed of by the existing Board of Directors.

     No assurance can be given that the Fant Nominees will be able to implement any of the foregoing plans or produce favorable financial results. Any actions undertaken, however, will be with a view towards enhancing value of the Company for the benefit of all shareholders.

     BUSINESS EXPERIENCE OF ANTHONY FANT

     Mr. Fant began his successful business career in 1985 when he built a single television station. Over the next 12 years he acquired, built or managed a number of additional underperforming or undeveloped television and radio stations in diverse areas of the country. From 1993 through 1996, a total of eight television and radio properties were purchased in seven states, including Minnesota. In the process of acquiring these stations, Mr.


Fant instituted a highly intensive and aggressive screening of a multitude of stations to achieve the objective of identifying underperforming or undervalued assets. All eight of the acquired stations were either not on the air, in bankruptcy, or otherwise underperforming and undervalued.

     Following the acquisition of these properties, innovative steps were formulated and taken to enhance and realize their true value. The strategies employed by Mr. Fant to revitalize each station included, among other things, repositioning the transmitting towers to better reach a greater population, affiliating with different or new networks to create brand recognition for the station, forming joint ventures with local broadcasters to increase profitability while reducing risk, increasing cash flow by reducing wasteful spending, and expanding sales and marketing efforts.

     In 1996, Mr. Fant began to focus on divesting his television and radio assets to capitalize one to sharply escalating station values, new media market conditions and changes in federal ownership rules, among other things. Currently, the Fant Group has sold or has contracts to sell all of the eight broadcasting properties for in excess of $53,000,000, which represents a 400% increase in the value of the stations over the total cost of acquisition and improvements. None of these sales resulted in the liquidation of any station. Each station was sold as a profitable on-going business.

     Mr. Fant continues to invest in a variety of other businesses using the same approach of identifying and understanding the underlying assets of a business and formulating innovative steps to realize its full potential, and he now owns a number of businesses in diverse industries.

     In each of his endeavors, Mr. Fant's success was not attributable to his prior knowledge and experience in the specific industry. Rather, it was his strategic insight and desire to identify undervalued businesses and to revitalize each one according to its own specific needs. The Fant Group believes that this strategic leadership is the essential element missing in the Company's formula for success. In HEI, Mr. Fant sees an opportunity to create a dynamic engine of growth and believes that Mr. Fant can provide the necessary leadership toward that end.

     THE SHAREHOLDERS HAVE THE RIGHT TO DECIDE

     The Fant Group believes anti-takeover defenses such as the Rights Agreement and the Control Share Act reduce shareholder value over the long run by entrenching management and by reducing the probability that someone, like Fant Industries, will make a bid for Shares at a price above market value. The Fant Group further believes that when an offer is made to acquire Shares, the shareholders, not the Board, should have the final word on whether the offer is accepted. Absent the Rights Agreement, a bidder such as Fant Industries could make an offer to all shareholders to buy their Shares at a fixed price above the market value without prior approval of the Board. Shareholders would have the option to accept the Offer and tender their
Shares or reject the Offer if they believe the premium offered is insufficient. With the Rights Agreement in place, a bidder is effectively required to seek Board approval prior to making an offer to shareholders. Absent that approval, the Board can declare the bidder unfriendly and trigger the Rights Agreement. Consequently, the Fant Group believes that the Rights Agreement provides the current members of the Board an entrenchment mechanism to protect and enhance their own welfare prior to approving any bidder's offer, by placing them in a position to persuade the bidder to spend funds that could otherwise go directly to the shareholders.

     The Fant Group believes that the shareholders (who are the true owners of the Company) should have the right to decide what is or is not a fair price for their Shares and whether to accept or reject an offer for their Shares, and not the Directors (who merely act as agents for the owners). The Rights Agreement currently in place takes these decisions away from the shareholders. Election of the Fant Nominees will expedite the redemption of the Rights, properly returning shareholders' right to control the Company's future, and as a consequence, will satisfy the Board Action Condition (as defined hereinafter) to the Offer.

     THE FANT GROUP URGES ALL SHAREHOLDERS TO AFFIRM THEIR RIGHT TO DECIDE THE COMPANY'S FUTURE BY VOTING FOR THE ELECTION OF THE FANT NOMINEES.

     THE FANT NOMINEES

     The following table sets forth the name, present principal occupation, business address and business experience for the past five years, and certain other information, with respect to each of the Fant Nominees. This information has been furnished to Fant Industries by the respective Fant Nominees. Each of the Fant Nominees has consented to serve as a Director and, if elected, would hold office until the 1999 Annual Meeting of Shareholders of the Company and until his or her successor has been elected and qualified or until earlier death, retirement, resignation or removal.




NAME, AGE AND BUSINESS ADDRESS          PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE YEARS

Anthony J. Fant (  )                    Director,  President  and  Chief  Executive  Officer  of  Fant
2154 Highland Avenue                    Industries.   Mr. Fant has  been Director, President and Chief
Birmingham, AL  35205                   Executive  Officer  of Fant  Broadcasting Company  (including, for  these  purposes,  various  affiliated  companies  engaged primarily in television and radio broadcasting) since 1986.

Edwin W. Finch, III (  )                Director and President  of FHL Capital Corporation since 1984.
600 North 20th Street                   FHL Capital  is an investment  banking and  business valuation
Birmingham, AL 35203                    firm specializing  in  mergers and  acquisitions.   Mr.  Finch
                                        served as  President  of  Pinson  Valley  Millworks,  Inc.,  a
                                        distributor of millworks products, from 1988 through 1996.

Steve E. Tondera, Jr. (  )              Director,  Vice  President,  Treasurer,  Secretary  and  Chief
2154 Highland Avenue                    Financial Officer  of Fant Industries.   Mr. Tondera has  been
Birmingham, AL  35205                   Senior Vice  President  and Chief  Financial  Officer of  Fant
                                        Broadcasting Company (including,  for these  purposes, various affiliated  companies  engaged  primarily  in  television  and radio  broadcasting)  since  1994  and  Director  since  1995.
                                        Prior to such time, Mr. Tondera  was a principal of  Humphryes
                                        & Associates, P.C., a public accounting firm.


--------------------

     The Fant Nominees will not receive any compensation from Fant Industries for their services as Directors of the Company. Fant Industries has agreed to indemnify all of the Fant Nominees against any costs, expenses and other liabilities associated with their nomination and the election contest. Fant Industries has also agreed to reimburse Fant Nominees for counsel fees that they may have incurred in reviewing the materials sent to them by Fant Industries in connection with their consideration of service as a Fant Nominee. Each of the Fant Nominees has executed a written consent agreeing to be a Fant Nominee for election as a Director of the Company and to serve as a Director if so elected. Within the past ten years, none of the Fant Nominees has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     According to the Company's public filings, if elected as Directors of the Company, the Fant Nominees who are not employees of the Company would receive $750 per quarter, plus $700 for each regular meeting of the Board and $300 for each committee or special Board meeting attended. Each committee chairperson would receive an annual retainer of $300. All Directors of the Company would be reimbursed by the Company for expenses incurred in connection with their services as Directors of the Company. The Fant
Nominees, if  elected, will be  indemnified by the  Company for service  as a
Director of the Company to the extent indemnification is provided to Directors of the Company under the Bylaws. In addition, Fant Industries believes that upon election, the Fant Nominees will be covered by the Company's officer and director liability insurance. Fant Industries disclaims any responsibility for the accuracy of the foregoing information, which has been extracted from the Company's public filings.

     None of the Fant Nominees is adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

     Fant Industries does not expect that any of the Fant Nominees will be unable to stand for election, but, in the event that any vacancy in the Fant Nominees should occur, the Shares represented by the enclosed GREEN proxy card will be voted in each such case for a substitute nominee selected by Fant Industries from among the Fant Nominees listed above. In addition, Fant Industries reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Fant Nominees. In any such case, Shares represented by the enclosed GREEN proxy card will be voted for all such substitute or additional nominees selected by Fant Industries.

     In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the GREEN proxy card affords each shareholder the opportunity to designate the names of any of the Fant Nominees whom he or she does not desire to elect to the Board. Notwithstanding the foregoing, the Fant Group urges shareholders to vote FOR all of the Fant Nominees on the enclosed GREEN proxy card. The persons named as proxies in the enclosed GREEN proxy card will vote, in their discretion, for each of the Fant Nominees who is nominated for election and for whom authority has not been withheld.

     YOU ARE URGED TO VOTE FOR THE ELECTION OF THE FANT NOMINEES ON THE ENCLOSED GREEN PROXY CARD.


BYLAWS PROPOSAL

     Pursuant to the Control Share Act, substantially all of the Shares acquired by Fant Industries pursuant to the Offer will be denied voting rights, unless voting rights for such Shares are approved by (i) the affirmative vote of the holders of a majority of all outstanding Shares entitled to vote, and (ii) the affirmative vote of a majority of all outstanding Shares entitled to vote, excluding holders of "interested shares" (generally, Shares held by Fant Industries, by officers of the Company and by any employee-directors of the Company).

     The Control Share Act does not apply if either (i) the Bylaws are amended by the Company's shareholders prior to consummation of the Offer to provide that the Control Share Act shall be inapplicable to control share acquisitions of the Company's Shares, or (ii) the shareholders vote in accordance with the Control Share Act to confer full voting rights to Shares acquired by Fant Industries pursuant to the Offer.

     The Bylaws Proposal contemplates the adoption of a bylaw to "opt out" of the Control Share Act, so that all shareholders have the right to vote their Shares, regardless of the number of Shares they own or how such Shares were acquired. Investors, such as Fant Industries, who are otherwise interested in purchasing a significant number of Shares at a premium over the current price may be unwilling to do so if such Shares are subject to the loss of voting rights pursuant to the Control Share Act. Upon shareholder approval of the Bylaws Proposal, the Company's shareholders will have access to persons interested in acquiring their Shares without the obstruction created by the Control Share Act. The adoption of the Bylaws Proposal will have the affect of satisfying the Control Share Condition (as defined herein) to consummating the Offer.

     YOUR VOTE FOR THE PROPOSED BYLAW AMENDMENT IS A VOTE FOR CHANGE. WE URGE YOU TO VOTE FOR THE PROPOSED BYLAW AMENDMENT. The Fant Group believes that all public company shareholders, including the Company's shareholders, should have equal voting rights, regardless of the number of shares owned. The Fant Group further believes that the Control Share Act decreases the attractiveness of the Shares in the public market and may limit the ability of a shareholder to receive a premium for his/her shares, because it is unlikely that any investor will purchase a significant number of Shares unless it is certain to be able to exercise full voting rights for such Shares. The Control Share Act therefore, makes it likely that the shareholders will never have the opportunity to sell their Shares to an investor, such as Fant Industries, who is willing to purchase a significant number of shares at a premium over the recent historical market prices for the Shares. The Fant Group believes that even though the Company's shareholders can grant voting rights for Shares otherwise subject to voting restrictions under the Control Share Act, no significant investor is likely to offer to purchase Shares or offer a premium for the Shares unless it is certain to be able to exercise full voting rights, and that the best way to provide that certainty is for the Company to "opt out" of the Control Share Act.

     THE FANT GROUP URGES ALL SHAREHOLDERS TO AFFIRM THEIR RIGHTS TO DECIDE FOR THEMSELVES WHETHER TO TAKE ADVANTAGE OF THE OFFER BY VOTING FOR THE BYLAWS PROPOSAL.

     By voting for the adoption of the Bylaws Proposal, you will be sending the Board a strong message that the shareholders of the Company, as the true owners of the Company, demand that every shareholder be entitled to equal rights to vote their shares and to decide for themselves whether to accept the Offer.

     YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE BYLAWS PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.


                        BACKGROUND OF THE SOLICITATION


EVENTS LEADING TO FANT INDUSTRIES' TENDER OFFER

     Upon accumulating 594,900 Shares, Mr. Fant filed a statement on Schedule 13D with the Securities and Exchange Commission and delivered the following letter to the Board.


                              Anthony J. Fant
                              2154 Highland Avenue
                              Birmingham, Alabama  35205


                              February 17, 1998



          To the Board of Directors
          c/o Mr. Eugene W. Courtney
          HEI, Inc.
          1495 Steiger Lake Lane
          Victoria, Minnesota  55386

          Gentlemen:

               I am filing today with the Securities and Exchange Commission a Schedule 13D relating to my beneficial
          ownership  of  the   Common  Stock  of  HEI,   Inc.  (the
          "Company").

               In the Schedule 13D, I disclose my intent to seek to gain control of the Company's Board of Directors. I have purchased 594,900 shares (approximately 14.6%) of the Company's outstanding Common Stock based on my belief that the stock has been undervalued. When I began acquiring shares in December, 1997, the price was $4.50, which I consider to be the stock's undisturbed price.

               I have noted a marked decline in the Company's operating results and stock price since early 1997 and believe that the Board of Directors has failed to take appropriate actions to realize the Company's true value. Meanwhile, the directors and top management have continued to reward themselves with stock compensation that bears no relationship to operating results or the stock price and is on terms more favorable than those made available to non-management employees.

               Upon  gaining control, I intend to evaluate a number
          of constructive alternatives with a view toward maximizing value for all shareholders. I also intend to reform the manner in which stock compensation is paid to directors and top executives. Specifically, I plan to link stock compensation more closely to the Company's operating results and stock price performance, avoid the dilutive effects that current practices can have on non-management shareholder value, and eliminate certain compensation arrangements that promote entrenchment of management.

               As the Company's single largest shareholder, I trust that you will respect my interest in leading an honest dialogue concerning the Company's future direction. Additionally, as I continue taking steps to gain control, I will expect you to recognize and fulfill your fiduciary duties to all shareholders and to refrain from taking any action that may adversely affect our rights as shareholders or impede the maximization of shareholder value. Please recognize that any additional entrenchment-motivated actions you might take would result in significant costs to the Company and would reduce value for all shareholders.

                              Very truly yours,

                              Anthony J. Fant

     Neither the Board nor management responded directly to Mr. Fant's February 17, 1998 letter.

     On February 26, 1998, Fant Industries made a demand on the Company for a shareholders list pursuant to Section 302A.461 of the Minnesota Business Corporation Act. In addition, a financial adviser acting on behalf of Fant Industries contacted the Company's President, Mr. Eugene Courtney, who agreed to meet with the financial adviser on February 27, 1998.

     At the meeting on February 27, 1998 between Mr. Courtney and the financial adviser, it was agreed that Mr. Fant would make himself available to meet with directors of the Company on March 2, 1998 to discuss the possibility of obtaining the directors' support for Fant Industries' desire to gain control of the Board.

     On March 2, 1998, a meeting between representatives of Fant Industries and representatives of the Company was held to discuss the possibility of Fant Industries obtaining control of the Board. As of this date, there has been no meaningful progress toward achieving that outcome as a result of that meeting or otherwise.

     On March 4, 1998, Fant Industries issued the following press release announcing the Offer:

                             Fant Industries Inc.
                             2154 Highland Avenue
                          Birmingham, Alabama 35205
                            Phone:  (205) 933-1030


For further information contact:

Anthony J. Fant
(205) 933-1030

Richard Grubaugh
Beacon Hill Partners
(212) 843-8500


FOR IMMEDIATE RELEASE
---------------------


FANT INDUSTRIES MAKES UNSOLICITED OFFER FOR ADDITIONAL SHARES OF HEI, INC.
--------------------------------------------------------------------------

NEW YORK, NEW YORK -- March 4, 1998 -- Fant Industries Inc., an acquisition vehicle of Anthony J. Fant of Birmingham, Alabama, has announced a cash tender offer for 468,000 shares, or 11 1/2%, of the Common Stock of HEI, Inc. (Nasdaq: HEII) of Victoria, Minnesota, at a price of $8.00 net per share. The proposed offer represents a 25% premium over yesterday's closing price of $6 3/8 per share and a 78% premium over the closing price of $4 1/2 per share on December 1, 1997, which was the day before Mr. Fant began accumulating HEI's Common Stock.

HEI designs and manufactures ultraminiature microelectronic devices for medical, telecommunications, computer peripheral and industrial control applications worldwide.

Fant Industries stated that the purpose of the offer is to increase its economic stake in HEI and support its efforts to gain control of HEI's Board of Directors. Completion of the tender offer would boost Fant Industries' HEI holdings to almost 30% when added to its current position and shares held directly by Mr. Fant.

The Fant Industries tender offer, proration period and withdrawal rights will expire on Tuesday, April 7, 1998 at 12:00 midnight New York City Time unless extended.

R.J. Steichen & Co. is the Dealer Manager, and Beacon Hill Partners, Inc. is the Information Agent.

     Promptly following issuance of the press release, Mr. Fant telephoned Mr. Courtney to discuss with him the Offer and to propose that Mr. Courtney remain as President of the Company for an unspecified period of time following consummation of the Offer. Later that same day, Mr. Fant sent the following letter to Mr. Courtney:


                              FANT INDUSTRIES INC.
                              2154 Highland Avenue
                              Birmingham, Alabama  35205

                                        March 4, 1998


          Mr. Eugene W. Courtney
          President
          HEI, Inc.
          1495 Steiger Lake Lane
          Victoria, Minnesota  55386

          Dear Gene:

               Thank you again for taking the time to sit down with us Monday and for bringing together other members of your team.

               As I mentioned to you this morning, we have announced an offer to buy 468,000 additional shares of the Company's Common Stock (approximately 11.5% of the outstanding shares) subject to certain conditions. We remain committed to a long-term investment in the Company, and this purchase would boost our holdings to just under 30% of the Company's outstanding Common Stock.

               We remain committed to the discussions we have begun with you concerning the Company's future and making changes on the Board of Directors. Our intent is simply to keep these discussions within the framework of a forward-moving process. We believe this to be in the shareholders' best interest, based primarily upon remarks by your transaction lawyer suggesting the prospect of an extended process that may elude useful definition. We believe the industry is changing rapidly, and we fear that windows of opportunity may close if negotiations become protracted.

               By opening up the process to shareholders, we can better ensure that we will be in a position to capitalize on the opportunities that may arise. We also believe an offer such as this is the most efficient manner by which we may increase our financial commitment to the Company.

               Again, our offer need not be mutually exclusive with the current dialogue between us, and we hope that the two things can co-exist and, in fact, support each other.

               We   reiterate  that   we  have   no  intention   of
          liquidating the Company's assets, putting the Company on the block, moving operations out of Victoria, or otherwise disrupting the business. Our commitment is long term, and we will remain committed to maximizing shareholder value. We urge you to work with us in leading the Company into the twenty-first century.

                              Very truly yours,

                              Anthony J. Fant
                              President


     On March 5, 1998, Fant Industries received the following letter from Mr.
Courtney:


                              March 5, 1998



Mr. Anthony J. Fant, President
Fant Industries Inc.
2154 Highland Avenue
Birmingham, Alabama  35205

Dear Mr. Fant:

     We appreciated the opportunity to meet with you earlier this week. I am disappointed, however, that you have chosen to proceed with a tender offer without allowing us to engage in further discussions concerning your ideas for the company and the backgrounds of you and your associates.

     In view of the tender offer, the Board obviously has obligations to consider the offer and, to the extent that you have information that might be useful in our considerations, please provide it to me. Further, if you believe it to be appropriate to provide such information, it would be helpful if it were provided in writing.

     While the process of consideration and response will doubtless require my full and immediate attention, I am still hopeful that we may find a mutually convenient time to meet personally and continue discussions of your ideas and plans for HEI, and I will look forward to that opportunity.


                              Sincerely,


                              Eugene W. Courtney


     In response to Mr. Courtney's March 5, 1998 letter, Fant Industries sent the following letter to Mr. Courtney on the same day:


                             FANT INDUSTRIES INC.
                             2154 Highland Avenue
                           Birmingham, Alabama 35205



                              March 5, 1998



Mr. Eugene W. Courtney
President & CEO
HEI, Inc.
P.O. Box 5000
Victoria, MN 55386-5000

Dear Mr. Courtney:

     Thank you for your letter of today. We would also like to continue our discussions from earlier this week and do not feel the tender offer impedes that process.

     We appreciate your consideration of our offer. We believe it is a very attractive offer and one that is in the best interest of all shareholders.
We would remind you that, at $8.00 per share, our offer represents a 78% premium over the closing price of $41/2 per share on December 1, 1997, which was the day before we began accumulating the stock.

     Regarding your request for information about our tender offer, we will forward such information promptly upon its completion. We expect to deliver such information to you no later than Tuesday, March 10th. We will also furnish additional information about ourselves and our plans in a timely manner in accordance with applicable laws.

     As we discussed yesterday, we are travelling to Minneapolis this afternoon and have kept our schedules open for a meeting with you Friday. As we are in transit, please call John Sanders in our Birmingham office at (205) 933-1030, to let us know when you will be available. Alternatively, you may contact us directly at the Embassy Suites Centre Village in downtown Minneapolis at (612) 333-3111.

                              Very truly yours,


                              Anthony J. Fant
                              President and CEO


     Later on March 5, 1998, Mr. Courtney contacted Fant Industries' office and indicated that he would not meet with Mr. Fant on Friday, March 6, 1998. In response, Mr. Fant sent the following letter to Mr. Courtney:


                             FANT INDUSTRIES INC.
                             2154 Highland Avenue
                          Birmingham, Alabama 35205

                              March 6, 1998

Mr. Eugene W. Courtney
President & CEO
HEI, Inc.
P.O. Box 5000
Victoria, MN 55386-5000

Dear Mr. Courtney:

     Base  on  our   telephone  conversation  Wednesday  morning,   and  your
subsequent letter, I understood we would meet Friday. I was very disappointed on arriving at my hotel in Minneapolis last night to find a message saying you would not be able to meet with us.

     I hope this development doesn't indicate an unwillingness to continue our discussions. I firmly believe a negotiated solution for change in control of Board of Directors is in everyone's best interest, particularly the shareholders. It is my desire to expeditiously pursue such an outcome.

                              Very truly yours,

                              Anthony J. Fant
                              President and CEO

     On March 9, 1998, Fant Industries received the following letter from Mr.
Courtney:


                              9 March 1998


Mr. Anthony J. Fant, President
Fant Industries Inc.
2154 Highland Avenue
Birmingham, Alabama 35205

Re:  Your letter of March 6, 1998

Dear Mr. Fant:

     I regret any confusion related to the possibility of a face-to-face meeting, and the fact that circumstances have prevented such a meeting to date. As stated in my letter last Thursday, I would have, indeed, preferred to meet and discuss the situation prior to your issuance of a tender offer.

     As mentioned in our earlier conversation on the subject, it was my hope that we might meet--perhaps as early as this past Friday--to review your responses regarding your proposed board members and other plans for HEI. We had not, however, set a time or date for such a meeting. As I now understand it, these responses will not be complete and available to us until sometime this week.

     Further, as you may well imagine, the tender offer itself creates obligations on our part that require, when added to the other immediate demands on my time, my full and complete attention for the near term.

     With the insight gained from the information that you will be supplying shortly, it may be mutually desirable to set a future time and place to meet, however.

Sincerely,

Eugene W. Courtney



                             Fant Industries Inc.
                             2154 Highland Avenue
                          Birmingham, Alabama  35205

                                        March 16, 1998

Mr. Eugene W. Courtney
President & CEO
HEI, Inc.
Post Office Box 5000
Victoria, MN  55386-5000

Dear Mr. Courtney:

     You and I have traded a number of letters over the past few weeks but have been unable to make tangible progress toward our objective of a smooth and orderly negotiated change of control.

     I am writing today to request that we schedule a meeting in Victoria or Minneapolis, with the only participants being the Company's existing directors and the slate of directors we are considering internally. At this meeting, I propose we discuss the following items:

          (1) Change of the composition of the Board including possible expansion to a number that will give us clear control (this would not necessarily involve the removal or resignation of any incumbent); and

          (2)  Background  and  experience   of  members  of  our   slate  of
               directors, with every opportunity being allowed for direct questions.

     We would like this meeting to be in a casual and relaxed setting, and we will come in a cooperative spirit. Within a reasonable time prior to the meeting, we will furnish to you biographical information about each member of our slate as well as information demonstrating our track record in business. This will give members of the existing Board an opportunity to prepare and ask meaningful questions.

     The benefits of a cooperative process to shareholders are enormous. As the Company's largest shareholder, we are vitally concerned that substantial value could be eroded in the course of a control contest, and we sincerely wish to avoid that outcome. Our goal of putting the Company on the current strategic path is clear. Our preference is to work with existing directors
                                                    ----
and management, and we believe that a cooperative process is in everyone's best interest.

     We would like to schedule the meeting at a mutually agreeable time and believe that, to minimize distractions, a Saturday may be preferable to a business day.

     Please contact me after you have consulted with your colleagues.

                                   Sincerely yours,

                                   Anthony J. Fant
                                   President & CEO


     On  March 20,  1998, Mr.  Fant received  the following  letter from  Mr.
Courtney:


                                   HEI INC
                            1495 Steiger Lake Lane
                                P.O. Box 5000
                           Victoria, MN  55386-5000


                                   March 20, 1998


Anthony J. Fant


Fant Industries Inc.
2154 Highland Avenue South
Birmingham, Alabama  35209

Dear Mr. Fant

     I have reviewed with the Board your letter of March 16, 1998, and your letter to shareholders of March 17, 1998.

     We agree that cooperation with you as a shareholder is desirable to the extent, of course, that it is in the best interests of all of the Company's shareholders. The course you have taken to date is, however, far from cooperative. Misleading, manipulative correspondence and your apparent expectation that the Board abdicate its responsibilities only increases the Board's concerns about your motives and qualifications.

     You have chosen, unilaterally, to proceed with your offer and forced the Company to incur the expenses required to respond to the offer as required under federal securities laws. You have structured the offer in a manner that may be very adverse to the remaining shareholders who would own more than 70% of the outstanding stock. You have provided us with no meaningful information regarding your plans for the Company, and in fact have taken every opportunity to avoid giving the Board or the shareholders any answers or information. You know that the Board has a fiduciary obligation to act on behalf of all shareholders and yet you suggest that it is inappropriate for the Board to exercise those responsibilities. You also must know that partial tender offers of this nature can maximize pressure on shareholders to tender because of concerns for the prospects of the Company and the value of the shares once control has been transferred. Yet you suggest that an oversubscription to your coercive offer will somehow send a message to the Board.

     The Board is not willing to engage in further unproductive discussions that only involve vague suggestions and lack specificity. As stated previously, if you have plans and strategies for the Company, we need to know those plans and strategies in detail and in writing. Further, we would need to know the reasons why these plans require Board control for their implementation if they are, indeed, in the best interests of all shareholders.

     You  should  also  be aware  that  the  Board  won't  hesitate  to  take appropriate action to protect the interests of the Company and its shareholders. We encourage you to refrain from any further misleading, unconstructive communications with shareholders.

                                        Sincerely,



                                        Eugene W. Courtney


P.S. I am sure it was an oversight, but the opening paragraph of your letter states, "You and I... our objective of a smooth and orderly negotiated change of control." The Board clearly understands that such a change is your objective. While we remain willing to consider your reasons and justification therefor, we share no such common objective at the present.


     Except for the foregoing, there have been no material contacts or negotiations between the Fant Group, on the one hand, and the Company and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of Shares or other securities of the Company, an election of directors, or a sale or other transfer of a material amount of the Company's assets.



FANT INDUSTRIES' TENDER OFFER

     The primary purpose of this solicitation of proxies is to replace the current Board with the Fant Nominees who believe that the Company's shareholders should have the opportunity to approve the Offer and to amend the Bylaws to opt out of the Control Share Act.

     The Offer is subject to the fulfillment of a number of conditions, including, without limitation, the following:

     Minimum Tender Condition. The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration date at least that number of Shares (the "Minimum Number of Shares") which constitute 11.5% of the total number of Shares outstanding on the date Shares are accepted for payment, without giving effect to any dilution that might result from exercise of the rights (the "Minimum Tender Condition"). Fant Industries reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission), which it presently has no intention of exercising, to waive or reduce the Minimum Tender Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares.

     According to the Company's Quarterly Report on Form 10-Q for the period ended November 29, 1997, as of December 16, 1997, there were 4,068,576 Shares issued and outstanding. In addition, the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997 states that, as of August 31, 1997 there were 447,000 Shares subject to options outstanding under the Company's stock option plans. The Fant Group currently owns an aggregate of 734,900 Shares which were recently acquired in open market purchases. Based on the foregoing, the Minimum Number of Shares is 467,886. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

     Change  of  Control  Condition.    The Offer  is  conditioned  upon  the
election, by Board resolution or shareholder vote, of a sufficient number of Fant Nominees to constitute a majority of the Company's Board.

     The Change of Control Condition can be satisfied either by an election by the existing Board or by a vote of the Company's shareholders. As set forth in the Bylaws, the Board has the ability, without a shareholder vote, to increase the number of members that constitute the Board and to fill the newly-created directorships with Fant Nominees. Likewise, the Board can fill any vacancies caused by resignations of current members by a resolution of the remaining directors.

     WE URGE YOU TO VOTE FOR THE FANT NOMINEES FOR THE OPPORTUNITY TO DECIDE FOR YOURSELVES WHETHER YOU WISH TO TAKE ADVANTAGE OF THE OFFER.

     Board Action Condition. The Offer is conditioned upon Fant Industries being satisfied in its sole discretion that the Board has irrevocably taken all actions necessary to redeem the Rights or Fant Industries having determined in its sole discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer.

     Set forth below is a summary description of the Rights Agreement derived from the Company's Form 8 filed on June 27, 1988.

     On May 27, 1988, the Company's Board declared a dividend distribution of one Right for each outstanding Share. The dividend is payable to the shareholders of record on June 10, 1988. Each Right entitles the registered holder to purchase from the Company one-fourth (1/4) of one Share at a price of $6.00 (the "Purchase Price"), subject to adjustment.

     The Rights will not be exercisable until the earlier of ten business days (subject to deferral by the Board) following a public announcement that
(i) an "Acquiring Person" (as defined in the Rights Agreement), which term does not include the Company or an employee benefit plan of the Company, has acquired beneficial ownership (as defined in the Rights Agreement) of 20% or more of the outstanding Shares of the Company or (ii) a tender offer or exchange offer for 30% or more of the outstanding Shares has been commenced or announced (the earlier of such dates being called the "Distribution Date"). The Rights are not exercisable until the Distribution Date. The Rights will expire on June 10, 1998 unless earlier redeemed by the Company as described below.

     Until the Distribution Date the Rights will be evidenced, with respect to any Share certificates outstanding as of June 10, 1987 by such Share certificates with a copy of the Company's Form 8 Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Share certificates. New Share certificates issued after June 10, 1988 (or as soon as practicable thereafter) upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date the surrender for transfer of any Share certificates outstanding as of June 10, 1988, even without a copy of the Company's Form 8 Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Shares as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights.

     The Purchase Price payable, and the number of Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Shares,
(ii) upon the grant to holders of the Shares of certain rights or warrants to subscribe for Shares or convertible securities at less than the current market price of the Shares or (iii) upon the distribution to holders of the Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or dividends payable in Shares) or of subscription rights or warrants (other than those referred to above).

     In the event that the Company is acquired in a merger or other business combination by an Acquiring Person or after an Acquiring Person has acquired more than 40% of the Company's Shares or 50% or more of the Company's assets or earning power is sold in one transaction or a series of transactions to an Acquiring Person, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of one-fourths (1/4) of full shares of common stock of the Acquiring Person or other acquiring entity which at the time of such transaction would have a market value of two times the Purchase Price. In the event that the Company is the surviving corporation in a merger and the Shares are not changed or exchanged, or in the event that an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or in the event any person acquires 30% or more of the outstanding Shares without prior approval of the Board of Directors, proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current Purchase Price that number of one-fourths (1/4) of full shares of Shares having a market value of two times the Purchase Price. Upon the occurrence of any of the transactions referred to in this paragraph, any rights that are or were at any time beneficially owned by an Acquiring Person engaging in any of such transactions or receiving the benefits thereof on or after the time the Acquiring Person became such shall become void.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. Fractional shares may not be issued in the discretion of the Company and, in lieu thereof, an adjustment in cash may be made based on the market price of the Shares on the last trading date prior to the date of exercise.

     At any time prior to ten business days after an announcement that an Acquiring Person (as defined in the Rights Agreement) has acquired, or obtained the right to acquire, 20% or more of the outstanding shares of Common Stock of the Company, subject to extension by the Board of Directors, the Company may redeem all but not some of the Rights at a price of $.05 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the description included in the Company's Form 8 filed on June 27, 1988, and the text of the Rights Agreement as set forth as an exhibit to the Company's Registration Statement on Form 8-A filed May 31, 1988, as amended by Form 8 filed on June 27, 1988 and by Form 8-A filed on March 19, 1998.

     Fant Industries presently intends, if necessary, to extend the Offer from time to time until the Board Action Condition is satisfied or it determines, in its sole discretion, that such condition is not reasonably likely to be satisfied.

     WE URGE YOU TO VOTE FOR THE FANT NOMINEES FOR THE OPPORTUNITY TO DECIDE FOR YOURSELVES WHETHER YOU WISH TO TAKE ADVANTAGE OF THE OFFER.

     The Control Share Condition. The Offer is conditioned upon Fant Industries' acquisition of Shares in the Offer having been approved in accordance with the requirements of the Control Share Act and accorded full voting rights, or Fant Industries determination in its sole discretion that such Act is inapplicable to the Offer or that it otherwise will not have the effect of denying voting rights to the Shares acquired by Fant Industries in the Offer.

     WE URGE YOU TO VOTE FOR THE PROPOSED BYLAW AMENDMENT FOR THE OPPORTUNITY TO DECIDE FOR YOURSELVES WHETHER YOU WISH TO TAKE ADVANTAGE OF THE OFFER.

     Although Fant Industries will seek to consummate the Offer as soon as practicable after the Expiration Date, satisfaction of the foregoing conditions depends upon a variety of factors and legal requirements that may affect the timing of such consummation. Fant Industries reserves the right (but shall not be obligated) to waive any or all such conditions.


EVENTS RELATED TO THIS SOLICITATION

     If the Company's Board fails to cooperate and call the Special Meeting promptly, the Fant Group intends to exercise its rights, as a holder in the aggregate of over 18% of the Company's outstanding Shares, to demand that the Company hold a Special Meeting of its shareholders pursuant to Section 302A.433 of the Minnesota Business Corporation Act and Section 2.03 of the Bylaws.

     Under Section  302A.433 of the  Minnesota Business Corporation Act   and
Section 2.03 of the Company Bylaws, a special meeting of the Company's shareholders is required to be held upon the written demand of the holders of record of Shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting, except that a Special Meeting for the purpose of considering any action to directly or indirectly effect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by shareholders holding not less than 25% of all Shares entitled to vote. Fant Industries does not intend to effect, directly or indirectly, a business combination with the Company.

     Under  Section 302A.433  of the  Minnesota Business Corporation  Act and
Section 2.07 of the Bylaws, the Special Meeting may be held within 14 days of the date notice is given to shareholders, but it must be held not later than 90 days after the date the Special Meeting is demanded.

     The solicitation of proxies for the Special Meeting is an effort to ensure that shareholders have the choice of electing the Fant Nominees to the Company's Board who, once elected, will expedite the consummation of the Offer and through new leadership and policies will be committed to maximizing shareholder value. The replacement of the Board with the Fant Nominees and the adoption of the Bylaws Proposal are essential steps to ensure that the best interests of the shareholders are accorded their appropriate highest priority.

     A VOTE FOR OUR DIRECTOR NOMINEES AND THE PROPOSED BYLAW AMENDMENT IS A VOTE FOR CHANGE. OUR NOMINEES ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES, TO DELIVERING TO YOU (1) IMMEDIATE VALUE BY CONSUMMATING THE OFFER AND (2) LONG TERM VALUE BY SETTING THE COMPANY ON THE CORRECT STRATEGIC PATH FOR GROWTH. WE URGE YOU TO JOIN US IN VOTING FOR OUR NOMINEES AND THE PROPOSED BYLAW AMENDMENT.


                         VOTING AND PROXY PROCEDURES

     Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each Share is entitled to one vote upon each matter presented at the Special Meeting. Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Shareholders of record on the Record Date, will retain their voting rights in connection with the Special Meeting even if they sell such Shares after the Record Date. Pursuant to Section 2.04 of the Bylaws, the holders of a majority of the Shares entitled to vote constitutes a quorum for the transaction of any business at the Special Meeting. Based on publicly available information, Fant Industries believes that the only outstanding class of securities of the Company entitled to vote at the Special Meeting are the Shares. According to publicly available information, as of February 28, 1998, there were 4,069,909 Shares issued and outstanding.

     Shares represented by properly executed GREEN proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted FOR the removal of current members of the Board, FOR the election of Fant Nominees to the Board, FOR the adoption of the Bylaws Proposal and in the discretion of the persons named as proxies on all other matters as may properly come before the Special Meeting. Pursuant to
Section 3.10 of the Bylaws, any or all of the directors may be removed from the Board at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the Shares entitled to vote at the Special Meeting. Election of the Fant Nominees requires the affirmative vote of a majority of the Shares represented and entitled to vote at the Special Meeting. For the purpose of adopting the Bylaws Proposal, Section 10.01 of the Bylaws requires a majority vote of the shareholders present or represented at any special meeting. Abstentions and broker non-votes will have the same effect as votes against all Proposals and will each be included in determining the number of Shares present for purposes of determining the presence of a quorum.

     Shareholders of the Company may revoke their proxies at any time prior to its exercise by attending the Special Meeting and voting in person
(although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice or revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Fant Industries in care of Beacon Hill Partners, Inc. at the address set forth on the back cover of this Proxy Statement or to the Company at P.O. Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Fant Industries requests that either the original or photostatic copies of all revocations be mailed to Fant Industries in care of Beacon Hill Partners, Inc. at the address set forth on the back cover of this Proxy Statement so that Fant Industries will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.

     IF YOU WISH TO VOTE FOR THE REMOVAL OF THE CURRENT MEMBERS OF THE BOARD, FOR THE ELECTION OF THE FANT NOMINEES TO THE BOARD AND FOR THE ADOPTION OF THE BYLAWS PROPOSAL, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. REGISTERED HOLDERS
MAY FAX BOTH SIDES OF THE ENCLOSED GREEN PROXY CARD TO BEACON HILL PARTNERS, INC. AT THE NUMBER SET FORTH ON THE BACK COVER OF THIS PROXY STATEMENT.


                           SOLICITATION OF PROXIES

     The solicitation of proxies pursuant to this Proxy Statement is being made by Fant Industries. Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements. Solicitations may be made by certain directors, officers and employees of Fant Industries, none whom will receive additional compensation for such solicitation.

     Fant Industries has retained Beacon Hill Partners, Inc. for solicitation and advisory services in connection with this solicitation, for which Beacon Hill Partners, Inc. will receive a fee of up to $30,000 together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Beacon Hill Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Fant Industries has required banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. Fant Industries will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Beacon Hill Partners, Inc. will employ approximately 25 persons to solicit the Company's shareholders for the Special Meeting. Beacon Hill Partners, Inc. is also acting as Information Agent in connection with the Offer, for which it will be paid customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

     R.J. Steichen & Co. is acting as Dealer Manager for the Offer and as the Fant Group's financial advisor in connection with the Fant Group gaining control of the Company, including the Offer. Pursuant to the terms of R.J. Steichen & Co.'s engagement, the Fant Group has agreed to pay R.J. Steichen & Co., for its services as Dealer Manager and financial advisor, an initial financial advisory retainer fee or $20,000 and a monthly financial advisory fee of $10,000. In addition, success fees of up to $50,000 may be earned. Subject to certain limitations, the Fant Group also has agreed to reimburse R.J. Steichen & Co. for travel and other out-of pocket expenses, including legal fees and expenses, and to indemnify R.J. Steichen & Co. against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, R.J. Steichen & Co. may actively trade or hold the securities of the Company for its own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In connection with R.J. Steichen & Co.'s engagement as financial advisor, the Fant Group anticipates that employees of R.J. Steichen & Co. may communicate in person, by telephone or otherwise with a limited number of institutions, brokers, or other persons who are shareholders of the Company for the purpose of assisting in the solicitation of proxies for the Special Meeting. R.J. Steichen will not receive any additional fee for or in connection with such activities apart from the fees which it is otherwise entitled to receive as described herein. It is anticipated that R.J. Steichen will employ approximately ___ persons to solicit the Company's shareholders for the Special Meeting.

     The  entire  expense  of  soliciting  proxies is  being  borne  by  Fant
Industries. Fant Industries intends to seek reimbursement of the costs of this solicitation from the Company only to the extent permitted by law.
Fant Industries does not intend to seek shareholder approval of such reimbursement unless such approval is required by law. Costs of this solicitation of proxies are currently estimated to be approximately $_________. Fant Industries estimates that through the date hereof, its expenses in connection with the solicitation are approximately $___________.


                      INFORMATION ABOUT FANT INDUSTRIES

     Fant  Industries  is  a Delaware  corporation,  the  principal executive offices of which are located at 2154 Highland Avenue, Birmingham, Alabama 35205, telephone number (205) 933-1030. Fant Industries was formed by Mr.
Fant for the sole purpose of acquiring and holding the Company's Shares. Fant Industries has not conducted any unrelated activities since its organization on February 23, 1998. Its sole shareholder is Mr. Fant. The directors of Fant Industries are Mr. Fant, who is also its President and Chief Executive Officer, and Mr. Steve E. Tondera, Jr., who is also its Vice President, Treasurer, Secretary and Chief Financial Officer.

     As of the date of this Proxy Statement, the Fant Group beneficially owns 734,900 Shares. For more detailed information regarding the directors and executive officers of Fant Industries and transactions involving Shares by Fant Industries, see Schedule II of this Proxy Statement.

     See "Proposals -- The Fant Nominees."


         CERTAIN TRANSACTIONS BETWEEN THE FANT GROUP AND THE COMPANY

     Except as set forth in this Proxy Statement (including the Schedules hereto), none of the Fant Group, or any other participant in this solicitation or any of their respective associates: (i) directly or indirectly beneficially owns any Shares or any securities of the Company;
(ii) has had any relationship with the Company in any capacity other than as a shareholder, or is or has been a party to any transactions, or series of similar transactions, since September 1, 1996 with respect to any Shares of the Company; or (iii) knows of any transactions since September 1, 1996, currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect materials interest. In addition, other than as set forth in Schedule II of this Proxy Statement, there are no contracts, arrangements or understandings entered into by the Fant Group, or any other participant in this solicitation or any of their respective associates within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or grantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition, other than as set forth in this Proxy Statement, none of the Fant Group, or any other participant in this solicitation or any of their respective associates has been engaged in contracts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets; or has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission.

     Except as set forth in this Proxy Statement (including the Schedules hereto), none of the Fant Group, or any other participant in this solicitation or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliate will or may be a party. However, in connection with the Offer, the Fant Group has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Fant Group acquires control of the Company. In addition, if and to the extent that the Fant Group acquires control of the Company or otherwise obtains access to the books and records of the Company, the Fant Group intends to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist.


                   OTHER MATTERS AND ADDITIONAL INFORMATION

     Fant Industries is unaware of any other matters to be considered at the Special Meeting. However, Fant Industries has notified the Company of its intention to bring before the Special Meeting such proposals as it believes to be appropriate. Should other proposals be brought before the Special Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

     Schedule III of this Proxy Statement sets forth certain information, as made available in public documents, regarding Shares held by the Company's management. The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information. Except for the Company's Share Register, Fant Industries has not had access to the books and records of the Company.

     Shareholders will have no appraisal or similar rights of dissenters with respect to any of the proposals to be considered and voted upon at the Special Meeting.


                SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of the Company's shareholders that are intended to be presented by such shareholders at the Company's 1999 Annual Meeting of shareholders must be received by the Company no later than August 6, 1998 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.



FANT INDUSTRIES INC.

March 27, 1998

                                  SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                 OF FANT INDUSTRIES AND CERTAIN EMPLOYEES AND
                   OTHER REPRESENTATIVES OF FANT INDUSTRIES


     Set forth in the tables below are the present principal occupation or employment and the name, principal business and address of any corporation or organization in which such employment is carried on for (1) each of the directors and officers of Fant Industries and (2) certain employees and other representatives of Fant Industries who may also solicit proxies from the shareholders of the Company. Unless otherwise indicated, each person identified below is employed by Fant Industries. The principal business address of Fant Industries and, unless otherwise indicated below, the principal business address for each individual listed below is 2154 Highland Avenue, Birmingham, Alabama 35205. Directors of Fant Industries are identified by an asterisk. Unless otherwise indicated, each such person is a citizen of the United States and each occupation set forth opposite the individual's name refers to employment with Fant Industries.


                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS                  MATERIAL POSITIONS HELD DURING THE PAST
ADDRESS                                    YEARS

Anthony J. Fant*                           Director, President  and Chief  Executive  Officer of  Fant
2154 Highland Avenue                       Industries.   Mr.  Fant has  been  Director, President  and
Birmingham, AL  35205                      Chief  Executive  Officer  of  Fant   Broadcasting  Company
                                           (including,   for  these   purposes,   various   affiliated
                                           companies  engaged  primarily   in  television   and  radio
                                           broadcasting) since 1986.

Steve E. Tondera, Jr.*                     Director,  Vice President,  Treasurer, Secretary  and Chief
2154 Highland Avenue                       Financial Officer  of  Fant Industries.    Mr. Tondera  has
Birmingham, AL  35205                      been Senior Vice President and  Chief Financial Officer  of
                                           Fant Broadcasting Company  (including, for  these purposes,
                                           various   affiliated   companies   engaged   primarily   in
                                           television and  radio broadcasting) since 1994 and Director
                                           since  1995.    Prior to  such  time,  Mr.  Tondera  was  a
                                           principal  of Humphryes &  Associates, a  public accounting firm.




                                 SCHEDULE II

          SHARES HELD BY FANT INDUSTRIES, ITS DIRECTORS AND OFFICERS
                            AND THE FANT NOMINEES

I.  Transactions in Shares by Fant Industries

     Fant Industries is the beneficial owner of an aggregate of 10,000 Shares. Such Shares represent a capital contribution by Anthony J. Fant.


    TRANSACTION DATE                  SHARES ACQUIRED
         02/24/98                          10,000


II.  Transactions in Shares by Anthony J. Fant

     Anthony J. Fant is currently the beneficial owner of 734,900 Shares. Such shares were purchased by Anthony J. Fant for cash in open market transactions as follows:


           TRANSACTION DATE                  SHARES ACQUIRED             PRICE PER SHARE(1)
                  12/2/97                             500                        4.5000
                  12/4/97                           1,000                        4.5000
                  12/5/97                           1,000                        4.3750
                  12/5/97                           5,000                        4.2500
                  12/5/97                           5,000                        4.2500
                  12/8/97                           5,000                        4.2500
                  12/8/97                           6,000                        4.5000
                  12/9/97                          (1,000)                       4.6250
                 12/10/97                            (100)                       4.2500
                 12/10/97                            (100)                       4.5000
                 12/10/97                          10,000                        4.5000
                 12/10/97                          75,000                        5.0000
                 12/11/97                          (1,000)                       5.0000
                 12/11/97                           1,000                        4.7500
                 12/12/97                          (1,000)                       4.6250
                 12/15/97                           2,000                        4.6250
                 12/16/97                           5,000                        4.6250
                 12/17/97                           5,000                        4.7500
                 12/19/97                          10,000                        4.7500
                 12/22/97                           2,100                        4.6250
                 12/23/97                           1,200                        4.6875
                 12/23/97                           3,000                        4.6875
                 12/23/97                           7,500                        4.6875
                 12/23/97                          10,000                        4.6875
                 12/29/97                           2,000                        4.6250
                 12/29/97                           3,000                        4.6250
                 01/02/98                          18,500                        4.7500
                 01/16/98                          10,000                        5.0000
                 01/21/98                           4,500                        4.8750
                 01/27/98                          10,000                        4.8750
                 01/27/98                           3,000                        4.8750
                 02/04/98                           6,000                        4.8750
                 02/04/98                           5,000                        4.8750
                 02/04/98                           5,000                        4.8750
                 02/05/98                          10,000                        5.1875
                 02/05/98                           8,000                        5.1875
                 02/05/98                           4,000                        5.1250
                 02/05/98                           2,500                        5.0000
                 02/05/98                           2,000                        5.1875
                 02/06/98                          40,000                        5.3750
                 02/06/98                           2,000                        5.1875
                 02/09/98                          25,000                        5.5625
                 02/09/98                          25,000                        5.4375
                 02/09/98                          10,000                        5.8750
                 02/09/98                          10,000                        5.8125
                 02/09/98                           2,000                        5.3750
                 02/10/98                          20,000                        5.8750
                 02/11/98                          15,000                        5.8125
                 02/11/98                           7,000                        5.8125
                 02/12/98                          20,000                        6.7500
                 02/12/98                           3,500                        6.7500
                 02/12/98                           1,000                        6.6875
                 02/12/98                           2,000                        6.6875
                 02/12/98                           2,000                        6.6250
                 02/12/98                           5,000                        6.7500
                 02/12/98                          25,000                        6.6875
                 02/12/98                          20,000                        6.3125
                 02/13/98                           2,000                        6.6250
                 02/13/98                           2,000                        6.5000
                 02/13/98                          10,000                        6.5625
                 02/13/98                          10,000                        6.5625
                 02/13/98                          25,000                        7.1250
                 02/13/98                           5,800                        7.1250
                 02/17/98                          30,000                        7.4375
                 02/17/98                          30,000                        7.5625
                 02/18/98                          50,000                        7.4375
                 02/18/98                          65,000                        7.5000
                 02/20/98                          15,000                        6.5000
                 02/24/98                         (10,000)(2)
                 03/03/98                          10,000                        6.4375


--------------------
(1)  All prices are exclusive of commissions.
(2) Represents a capital contribution of 10,000 Shares by Mr. Fant to Fant Industries.


III. Transactions in Shares by Fant Industries Directors and Executive Officers and the Fant Nominees

     ____________, ____________  and _____________  have agreed  to serve  as proxies on the GREEN proxy card for the Special Meeting.

     Except as disclosed in this Schedule, none of Fant Industries, any of its directors or executive officers or the Fant Nominees owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule, to the knowledge of Fant Industries, no associate of Fant Industries or any of its directors and executive officers or of the Fant Nominees beneficially owns, directly or indirectly, any securities of the Company.

     To the knowledge of Fant Industries, other than as disclosed in this Schedule, none of Fant Industries, any of its directors or executive officers, or the Fant Nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Special Meeting.

     None of Messrs. ________, ________ and _________ has, during the last ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

IV.  Beneficial Ownership Table of the Fant Nominees

     The following table shows, as of March 4, 1998, the beneficial ownership known to Fant Industries, of Shares held by the Fant Nominees:



NAME AND ADDRESS OF             AMOUNT AND NATURE OF         PERCENT OF
BENEFICIAL OWNER                BENEFICIAL OWNERSHIP            CLASS

Anthony J. Fant                      734,900                   18.1%
2154 Highland Avenue
Birmingham, Alabama 35205



                                 SCHEDULE III

                              SHARE OWNERSHIP OF
                          MANAGEMENT OF THE COMPANY

     Set forth below is information as of November 28, 1997 regarding the Shares beneficially owned by each director and executive officer of the Company, and by the directors and executive officers as a group. Except as otherwise indicated, the persons listed in the table have sole voting and investment powers with respect to the Shares owned.


                                                          AMOUNT AND NATURE OF         PERCENT OF
     NAME OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP(1)    OUTSTANDING SHARES
Eugene W. Courtney                                              82,740(2)                 2.0%
Kenneth A. Schoen                                               57,108(3)                 1.4%
William R. Franta                                                 5,211                      *
Robert L. Brueck                                                  2,000                     *
Frederick M. Zimmerman                                              900                     *
Jerald H. Mortenson                                              67,197                   1.6%
Dale A. Nordquist                                                14,564                     *
All directors and executive
officers as a group                                             229,720                   5.6%


* Less than one percent.

--------------------
(1) Represents outstanding shares directly owned except as hereinafter otherwise indicated. Pursuant to regulations of the Commission, shares receivable by directors and executive officers by options exercisable within 60 days after November 28, 1997 are deemed to be beneficially owned by such directors and executive officers at said date. Of the number of Shares shown above, the following represent shares that may be acquired upon exercise of options for the accounts of: Mr. Courtney, 75,000 Shares; Mr. Schoen, 50,000 Shares; Mr. Franta, 40,000 Shares; Mr. Brueck, 30,000 Shares; Mr. Zimmerman, 30,000 Shares; Mr. Mortenson, 30,000 Shares; Mr. Nordquist, 44,500 Shares; and all directors and executive officers as a group, 299,500 Shares.

(2) Includes 46,974 shares held jointly with Mr. Courtney's spouse.

(3) Includes 37,108 shares held in the name of Kenneth Schoen Trust and 10,000 shares held in the name of VKS Ltd. Partnership, of which Mr. Schoen is considered to be an indirect owner.

Except as provided herein, there are no beneficial owners of more than five percent of the outstanding Shares based on publicly available information as of the date hereof.

     Except as indicated above, the foregoing information and other information relating to the Company contained in this Proxy Statement has been taken from the Company's 1997 Annual Report on Form 10-K and other documents on file with the Commission. Although Fant Industries does not have any information that would indicate that any information contained in this Proxy Statement that has been taken from such documents is inaccurate or incomplete, Fant Industries does not take any responsibility for the accuracy or completeness of such information.





                                      IMPORTANT

Tell your Board that you want to make your own choice. Tell them what you think! Your vote is important. No matter how many Shares you own, please give Fant Industries your proxy FOR the removal of the current members of the Board, FOR the election of the Fant Nominees and FOR the approval of the Bylaws Proposal by taking three steps:

     1.   SIGNING the enclosed GREEN proxy card,

     2.   DATING the enclosed GREEN proxy card, and

     3. MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States). Registered holders may FAX BOTH SIDES of the enclosed GREEN proxy card TODAY to Beacon Hill Partners, Inc. at the number provided below.

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please return the GREEN proxy card in the envelope provided or contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares. Fant Industries urges you to confirm in writing your instructions to Fant Industries in care of Beacon Hill Partners, Inc. at the address provided below so that Fant Industries will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact, Beacon Hill Partners, Inc. at the address set forth below.


                                      BEACON HILL PARTNERS, INC.
                                            90 Broad Street
                                              20th Floor
                                       New York, New York  10004

                                     (212) 843-8500 (CALL COLLECT)
                                                  OR
                                     CALL TOLL-FREE (800) 843-8500

                                          FAX: (212) 843-4384
                                          FAX: (212) 843-4384




                                  HEI, INC.
                  PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                               _________, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF FANT INDUSTRIES INC.

     The  undersigned appoints _____________,  __________ and  _________, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of HEI, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of HEI, Inc., and including at any adjournments or postponements, continuations or rescheduling thereof, as follows:

                    FANT INDUSTRIES INC. RECOMMENDS A VOTE
               FOR THE REMOVAL OF CURRENT MEMBERS OF THE BOARD,
                        OTHER THAN EUGENE W. COURTNEY
            FOR THE ELECTION OF ALL FANT NOMINEES NAMED BELOW AND
                   FOR THE APPROVAL OF THE BYLAWS PROPOSAL.

     A.   DIRECTOR REPLACEMENT PROPOSALS

          1. REMOVAL OF DIRECTORS: To remove from the Board of Directors of the Company (the "Board") all of the following current
               Directors: Robert L.  Brueck, William R. Franta  and Frederick
               M. Zimmerman.

               FOR REMOVAL OF ABOVE NAMED    AGAINST REMOVAL  OF ABOVE  NAMED
               CURRENT DIRECTORS        CURRENT DIRECTORS

          2. ELECTION OF DIRECTORS: To elect to the Board such number of the following Fant Nominees that when added to Eugene W. Courtney equals the size of the Board: Anthony J. Fant, Edwin
               W. Finch, III, Steve E. Tondera, Jr. and _________________. The first three of such individuals will be voted for election to succeed the current Directors (or any Director named to fill any vacancy created by the death, retirement, resignation or removal of any of such four Directors) of the Company, other than Mr. Courtney. The fourth of such individuals will be voted to be elected to fill the currently vacant directorship (or to succeed any Director named to fill such vacancy). One or more additional individuals will be voted for election (a) in the event that the Company purports to increase the number of Directorships pursuant to Section 3.09 of Bylaws, to each additional Directorship created, and/or (b) in the event any of the first four individuals named above or Mr. Courtney is unable for any reason to serve as a Director.

               FOR ALL FANT NOMINEES         WITHHOLD AUTHORITY FOR ALL FANT
                                             NOMINEES

               INSTRUCTION: To withhold authority to vote for one or more individual Fant Nominees, mark FOR ALL Fant Nominees above and write the (names) of the Fant Nominee with respect to which you wish to withhold authority here:

                                                              .
               -----------------------------------------------

     B.   BYLAWS PROPOSAL

          1.   To adopt the following resolution:

                    RESOLVED, that  the Bylaws of  the Company
               are hereby amended, by adding a new section reading as follows:

               "Control Share Act. The provisions of Section 302A.671 of the Minnesota Business Corporation Act shall not apply to control share acquisitions of shares of this corporation."

               FOR ADOPTION OF BYLAWS   WITHHOLD AUTHORITY FOR ADOPTION
               PROPOSAL                 OF BYLAWS PROPOSAL

     C. In their discretion with respect to any other matters as may properly come before the Special Meeting.

     The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the Shares of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this proxy will be voted as directed above. If no direction is indicated with respect to the above proposals, this proxy will be voted FOR the removal of current Directors, FOR the election of all Fant Nominees and FOR the Bylaws Proposal and in the manner set forth in Item C above.

     This proxy will be valid until the sooner of one year from the date indicated below and the completion of the Special Meeting.

                    DATED:                                , 1998.
                           -------------------------------

                    PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

                    ---------------------------------------------
                                   (Signature)

                    ---------------------------------------------
                              (Signature, if held jointly)

                    ---------------------------------------------
                                     (Title)


                    WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. REGISTERED HOLDERS MAY FAX BOTH SIDES OF THIS PROXY TO
                                               ----------
BEACON HILLS PARTNERS, INC. AT:  (212) 843-4384!

           IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL
                         BEACON HILLS PARTNERS, INC.
                           TOLL-FREE (800) 253-3814
                         CALL COLLECT (212) 843-8500